Exhibit 4.5

AMENDMENT NO. 3 TO SHAREHOLDERS’ AGREEMENT

THIS AMENDMENT NO. 3 TO SHAREHOLDERS’ AGREEMENT (this “Agreement”) is dated for reference as of January 27, 2014 among Aquinox Pharmaceuticals Inc. (the “Canadian Company”), Aquinox Pharmaceuticals (USA) Inc. (the “U.S. Company”) and certain shareholders of the Canadian Company and U.S. Company identified as such on the signature page thereto (the “Shareholders”).

WHEREAS:

A.	The Canadian Company, the U.S. Company and certain shareholders of the Canadian Company and the U.S. Company entered into an Amended & Restated Shareholders’ Agreement made as of March 19, 2013, as previously amended (the “Shareholders’ Agreement”) relating to the establishment of certain rights and obligations in respect of the conduct of the affairs of the Canadian Company and the U.S. Company, the holding and sale of their respective securities, and certain other matters;

B.	The Shareholders’ Agreement may only be amended by an instrument in writing duly executed by the Canadian Company, the U.S. Company and Shareholders holding not less than 60% of the Common Shares (as that term is defined in the Shareholders’ Agreement) that are subject to the Shareholders’ Agreement on a Fully Converted Basis (as that term is defined in the Shareholders’ Agreement);

C.	The undersigned Shareholders hold more than 60% of the Common Shares that are subject to the Shareholders’ Agreement on a Fully Converted Basis; and

D.	The parties wish to amend the Shareholders’ Agreement as set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises, the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties), the parties hereby agree as follows:

1.	Amendment. The Shareholders’ Agreement is amended by modifying Sections 3.1(a) of the Shareholders’ Agreement as follows:

3.1	Composition of the Board of Directors

(a)	Each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board of the U.S. Company shall be set and remain at seven Directors. Each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the following persons shall be elected to the Board of the U.S. Company:

(i)	the then current Chief Executive Officer of the Companies (the “Common Director”);

(ii)	at any time during which VW Shareholders collectively own 10% or more of the outstanding Common Shares on a Fully Diluted Basis, one individual designated by the VW Shareholders (the “VW Director”);

(iii)	at any time during which JJDC or its Affiliates collectively own 10% or more of the outstanding Common Shares on a Fully Diluted Basis, one individual designated by JJDC (the “JJDC Director”);

(iv)	at any time during which PVI or its Affiliates collectively own 10% or more of the outstanding Common Shares on a Fully Diluted Basis, one individual designated by PVI (the “PVI Director”); and

(v)	three individuals, each of whom is not an employee of either of the Companies and has been approved and designated by Investor Approval (the each, an “Independent Director”),

and each Director designated as a Director pursuant to clauses (ii) to (iv) above shall, for purposes of this Agreement, be referred to as an “Investor Nominee Director”. If a person or group exercising the right to designate a Director pursuant to clauses (ii) to (iv) above ceases to hold 10% or more of the outstanding Common Shares on a Fully Diluted Basis, any Director appointed by such person or group pursuant to this Section 3.1(a) shall immediately resign as Director and, if such Director does not immediately resign as Director, the Shareholders shall forthwith take all actions required to be taken to remove such Director from the Board and appoint an additional Independent Director.”

2.	Investor Approval. Each of the undersigned Shareholders acknowledges and agrees that each of Daniel Levitt, Robert Pelzer and Todd Simpson have been approved and designated as Independent Directors by Investor Approval.

3.	Governing Law. This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Any action, suit or proceeding arising out of or relating to this Agreement shall be brought in the courts of the Province of British Columbia, and each of the Parties hereby irrevocably submits to the jurisdiction of such courts.

4.	Effectiveness. This Amendment Agreement shall become effective upon the execution hereof by each of the parties hereto.

5.	Counterparts. This Agreement may be executed in several counterparts (including by fax), each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original but such counterparts together shall constitute but one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

AQUINOX PHARMACEUTICALS INC.		AQUINOX PHARMACEUTICALS (USA) INC.

Per:	/s/ David Main	Per:	/s/ David Main
	(Authorized Signatory)		(Authorized Signatory)

VENTURES WEST 8 LIMITED PARTNERSHIP, by its General Partner, Five Corners Capital Inc.		B.C. ADVANTAGE FUNDS (VCC) LTD.

Per:	/s/ Gary Bridger	Per:	/s/ Frank Hollder
	(Authorized Signatory)		(Authorized Signatory)

Per:
(Authorized Signatory)

14159, L.P		667, L.P.
By:	Baker Bros. Advisors, LLC, management company and investment adviser to 14159, L.P., pursuant to authority granted to it by 14159 Capital, L.P., general partner to 14159, L.P., and not as the general partner	By:	Baker Bros. Advisors, LLC, management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner

By:	/s/ Scott Lessing	By:	/s/ Scott Lessing
	Scott Lessing President		Scott Lessing President

BAKER BROS. INVESTMENTS II, L.P.		BAKER BROTHERS LIFE SCIENCES, L.P.
By:	Baker Bros. Advisors, LLC, management company and investment adviser to Baker Bros. Investments II, L.P., pursuant to authority granted to it by Baker Bros. Capital, L.P., general partner to Baker Bros. Investments II, L.P., and not as the general partner	By:	Baker Bros. Advisors, LLC, management company and investment adviser to Baker Brothers Life Sciences, L.P., pursuant to authority granted to it by Baker Brothers Life Sciences Capital L.P., general partner to Baker Brothers Life Sciences, L.P., and not as the general partner

By:	/s/ Scott Lessing	By:	/s/ Scott Lessing
	Scott Lessing President		Scott Lessing President

JOHNSON & JOHNSON DEVELOPMENT CORPORATION		PFIZER INC.

Per:	/s/ Asish K. Xavier	Per:	/s/ Barbara Dalton
	Asish K. Xavier Vice President, Venture Investments		(Authorized Signatory) VP Venture Capital Worldwide Business Development

AUGMENT INVESTMENTS LTD.

Per:
Sergey Notov

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